Exhibit 3

TRANSACTION AGREEMENT

by and between

VERTICAL CAPITAL INCOME FUND

and

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT, L.L.C.

DATED AS OF JANUARY 12, 2023

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CARLYLE		28

5.1.	Corporate Organization	28
5.2.	Authority; No Violation	28
5.3.	Consents and Approvals	29
5.4.	Regulatory Matters	29
5.5.	Broker’s Fees	30
5.6.	Legal Proceedings	30
5.7.	Carlyle Information	30
5.8.	No Financing Condition	30
5.9.	Investigation	31
5.10.	No Other Representations or Warranties	31

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		31

6.1.	VCIF Forbearances	31

ARTICLE VII ADDITIONAL AGREEMENTS		34

7.1.	Regulatory and Other Matters	34
7.2.	Access to Information; Confidentiality	36
7.3.	VCIF Shareholder Approval	36
7.4.	Shelf Registration Statement	38
7.5.	Indemnification; Trustees’ and Officers’ Insurance	38
7.6.	Additional Agreements	39
7.7.	Advice of Changes	39
7.8.	No Solicitation	39
7.9.	Takeover Provisions	42
7.10.	Shareholder Litigation	42
7.11.	Publicity	42
7.12.	Liquidation	42
7.13.	Trustees	43
7.14.	Officers	44
7.15.	Application of Control Share Acquisition Statute	44
7.16.	Treatment of VCIF Indebtedness	44

ARTICLE VIII CONDITIONS PRECEDENT		44

8.1.	Conditions to Each Party’s Obligation To Consummate the Closing	44
8.2.	Conditions to Carlyle’s Obligation to Consummate the Closing	45
8.3.	Conditions to VCIF’s Obligation to Consummate the Closing	46

ARTICLE IX TERMINATION AND AMENDMENT		47

9.1.	Termination	47
9.2.	Effect of Termination	48
9.3.	Fees and Expenses	48
9.4.	Termination Fee; Expense	48
9.5.	Reimbursements.	48

2

ARTICLE X GENERAL PROVISIONS		49

10.1.	Limited Survival of Representations, Warranties, Covenants and Agreements	49
10.2.	Notices	49
10.3.	Interpretation	50
10.4.	Counterparts	51
10.5.	Entire Agreement	51
10.6.	Amendment	51
10.7.	Extension; Waiver	51
10.8.	Governing Law; Jurisdiction	51
10.9.	Assignment; Third Party Beneficiaries	52
10.10.	Remedies	52
10.11.	Waiver of Jury Trial	53
10.12.	Severability	53
10.13.	No Suits Against Non-Parties	53

Exhibits

Exhibit A	Form of Investment Advisory Agreement
Exhibit B	Existing Investment Asset Exclusions
Exhibit C	Form of Amended and Restated VCIF Organizational Documents
Exhibit D	Liquidation Process and Milestones
Exhibit E	Minimum Aggregate Fair Market Value of Assets and Cash at Closing
Exhibit F	Minimum Cash Balance at Closing

Schedules

VCIF Disclosure Schedule

3

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made as of January 12, 2023, by and among Vertical Capital Income Fund, a Delaware statutory trust (“VCIF”), and Carlyle Global Credit Investment Management, L.L.C., a Delaware limited liability company (“Carlyle”). Each of VCIF and Carlyle may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, VCIF is an externally managed, closed-end management investment company, registered under the Investment Company Act of 1940 (the “Investment Company Act”) and listed on the New York Stock Exchange (“NYSE”);

WHEREAS, Oakline Advisors LLC, a Delaware limited liability company (“Oakline”), currently serves as investment adviser to VCIF;

WHEREAS, the Parties desire to enter into a series of transactions pursuant to which, among other things, (a) prior to the Closing, (i) the investment objectives, strategy and policies of VCIF, including VCIF’s fundamental policy to invest over 25% of its assets in mortgage-related securities, will be changed to primarily target investments in debt and equity tranches issued by collateralized loan obligations (the “VCIF Investment Mandate Change”), (ii) the VCIF Organizational Documents will be amended and restated, as described more fully in Section 2.5 hereto (as so amended and restated, the “Amended and Restated VCIF Organizational Documents”), and (iii) all of the assets that comprise VCIF’s investment portfolio as of the date hereof, together with any investment assets (other than cash) acquired after the date hereof (all such assets, the “Existing Investment Assets”), will be liquidated, as described more fully in Section 7.12 and Exhibit D hereto (the “Liquidation”), (b) at the Closing, VCIF and Carlyle will enter into an investment advisory agreement in the form attached hereto as Exhibit A (the “Investment Advisory Agreement”) pursuant to which Carlyle will become the sole investment adviser to VCIF, and (c) following the Closing, (i) Carlyle will cause to be paid to the holders of record of VCIF Eligible Shares the Shareholder Payments, (ii) Carlyle or one of its Affiliates will commence a tender offer to acquire certain VCIF Shares and (iii) contemporaneously with the closing of such tender offer, Carlyle or one of its Affiliates will also acquire directly from VCIF certain VCIF Shares in a transaction exempt from the registration provisions of the Securities Act pursuant to Section 4(a)(2) (the foregoing (a), (b) and (c) together with the other transactions contemplated by this Agreement, the “Contemplated Transactions”);

WHEREAS, the board of trustees of VCIF (the “VCIF Board”), all of whom are trustees who are not “interested persons” of VCIF as defined in Section 2(a)(19) of the Investment Company Act, at electronically conducted meetings (in lieu of in-person meetings in reliance on SEC Order Investment Company Act Release No. 33897) duly called and held at which all members thereof were present, has duly and unanimously adopted resolutions (a) determining that this Agreement, the Investment Advisory Agreement and the Contemplated Transactions are advisable, fair to and in the best interests of VCIF and the holders of VCIF Shares (the “VCIF

Shareholders”); (b) directing that the VCIF Investment Mandate Change, the Amended and Restated VCIF Organizational Documents, the Liquidation, the Investment Advisory Agreement and the Designated Trustee Appointment Matters (together, the “VCIF Shareholder Approval Matters”) be submitted to the VCIF Shareholders, once the VCIF Board has completed its approval of the Amended and Restated VCIF Organizational Documents as described more fully in Section 2.5 hereto, for approval at a special meeting of VCIF Shareholders to be duly called and held therefor (the “VCIF Shareholder Meeting”); (c) recommending that the VCIF Shareholders so approve the VCIF Shareholder Approval Matters, in accordance with applicable Law, at the VCIF Shareholder Meeting (such recommendation, the “VCIF Board Recommendation”); and (d) setting a record date in connection with the VCIF Shareholder Meeting;

WHEREAS, on the date hereof, each of Relative Value Partners, LLC, Saba Capital Management, L.P. and certain of its clients, Bulldog Investors, LLP, Almitas Capital, LLC and High Income Securities Fund (together, the “Voting and Support Agreement Counterparties”) entered into voting, support and standstill agreements with VCIF and Carlyle related to the transactions contemplated hereunder (the “Voting and Support Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions and to prescribe certain conditions to the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.8(c).

“Adverse Recommendation Change” has the meaning set forth in Section 7.8(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, with respect to Carlyle, the term “Affiliate” shall not include any portfolio companies of Carlyle or its Affiliates, or any funds, investment vehicles, managed accounts or other investment agreements that are launched, formed, managed, sponsored or advised by Carlyle or its Affiliates, unless such entities directly hold VCIF Shares.

“Affiliate Transaction” has the meaning set forth in Section 4.19.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.8(b)(iv).

“Amended and Restated VCIF Certificate of Trust” means the VCIF Certificate of Trust as amended and restated pursuant to Section 2.5.

“Amended and Restated VCIF Organizational Documents” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Benefit Plan” has the meaning set forth in Section 4.11.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Carlyle” has the meaning set forth in the preamble to this Agreement.

“Carlyle Expenses” has the meaning set forth in Section 9.4(b).

“Carlyle Fundamental Reps” has the meaning set forth in Section 8.3(a)(i).

“Carlyle Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities or business of Carlyle (provided, however, that, with respect to this subsection (a) only, the determination of whether a “Carlyle Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which Carlyle operates, (iii) actions or omissions taken with the prior express written consent of VCIF, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which Carlyle operates, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events or (vi) the public disclosure of this Agreement or the Contemplated Transactions, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of Carlyle, as compared to other businesses in the industry in which Carlyle operates, in which case such disproportionate effect shall be taken into account); or (b) materially impairs the ability of Carlyle to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

“Carlyle Regulatory Agreement” has the meaning set forth in Section 5.4(a).

“Carlyle Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Carlyle Related Parties” has the meaning set forth in Section 10.13(e)(i).

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition, (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $10,000,000,000.00, (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government and (iv) shares of any money market mutual or similar fund that invests exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition.

“Claim” means any claim, action, litigation, suit, inquiry, proceeding, enforcement proceeding, audit or investigation by or before any Governmental Entity, or any similar legal, administrative, arbitral or other proceeding or mediation, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Closing NAV and Balance Sheet Statement” has the meaning set forth in Section 3.1(b).

“Closing Payment” means an amount equal to $10,000,000.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Proposal” means any inquiry, proposal, offer, indication of interest, request, discussions, negotiations or other form of communication, whether oral or written, formal or informal, public or non-public or otherwise (any “Proposal”), to effect, or which could reasonably be expected to lead to or result in a Proposal to effect, any of the following:

(a) a purchase or other acquisition, directly or indirectly, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, beneficial interest acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, or otherwise, of (i) 10% or more of any class of beneficial interests, other equity securities or voting power of VCIF or any resulting parent company of VCIF, or (ii) assets or businesses of VCIF that generate 10% or more of the total investment income, net investment income or net increase in net assets resulting from operations (for the 12-month period ending on the last day of VCIF’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of VCIF immediately prior to such purchase or other acquisition, except for, in either case within this clause (ii), the Liquidation;

(b) any direct or indirect transaction or series of transactions that would result in (i) Oakline or any of its Affiliates remaining as the investment adviser to VCIF, (ii) VCIF becoming an internally managed closed-ended fund or (iii) any Person other than Carlyle serving as the external investment adviser to VCIF;

(c) any direct or indirect transaction or series of transactions that would result in the replacement of 50% or more of the members of the VCIF Board with Persons that are not Designated Trustees; or

(d) any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of VCIF (including any transaction pursuant to which all or any substantial portion of VCIF’s assets are sold), in each case, except for the Liquidation, in each case, other than as contemplated pursuant to the Contemplated Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Contemplated Transactions” has the meaning set forth in the Recitals to this Agreement.

“Contract” has the meaning set forth in Section 4.3(b).

“Control Share Acquisition Statute” means Subchapter III (entitled Control Beneficial Interest Acquisitions) of the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

“Core Existing Investment Assets” means all Existing Investment Assets except those listed on Exhibit B.

“Delaware Courts” has the meaning set forth in Section 10.8.

“Designated Trustee” has the meaning set forth in Section 7.13(a).

“Designated Trustee Appointment Matters” has the meaning set forth in Section 7.13(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with VCIF as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Existing Investment Assets” has the meaning set forth in the Recitals to this Agreement.

“Fraud” means, solely with respect to the representations and warranties contained in Article IV or Article V, as applicable, or in any certificate delivered pursuant to this Agreement, intentional or willful (but not merely negligent) misrepresentation of facts which constitutes common law fraud under Delaware Law.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof, or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, or any SRO.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person that are secured by collateral or any other type of Lien on the property or assets of such Person, (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (vii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Infringe” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and proprietary rights, including patents, copyrights (including copyrights in IT Assets), trade secrets, algorithms, methods, processes, inventions, know-how and trademarks, service marks, trade, corporate or d/b/a names, logos, domain names and social or mobile media identifiers and other source indicators and all goodwill symbolized thereby and registrations or applications for any of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940, and the rules and regulations thereunder.

“Investment Advisory Agreement” has the meaning set forth in the Recitals to this Agreement.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Issue Price Per Share” has the meaning set forth in Section 2.4.

“IT Assets” means hardware, software, code, systems, networks, websites, databases, applications and other information technology assets and equipment and the data stored therein or processed thereby.

“Law” means (a) any federal, state, local, municipal, or foreign law, constitution, treaty, statute, code, ordinance, rule, provision of common law, administrative interpretation, regulation or directive (including those of any SRO), and (b) any approval, judgment, order, writ, decree or injunction, in each case of any Governmental Entity.

“Liens” means, collectively, pledges, claims, liens, charges, options, rights of first refusal, encumbrances, collateral and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any attribute of ownership).

“Liquidation” has the meaning set forth in the Recitals to this Agreement.

“Liquidation Broker” has the meaning set forth in Section 7.12(a).

“Liquidation Consultants” has the meaning set forth in Section 7.12(a).

“Liquidation Diligence Firm” has the meaning set forth in Section 7.12(a).

“Liquidation Statement” has the meaning set forth in Section 3.1(a).

“NAV” has the meaning set forth in Section 2.3.

“No MAE Rep” has the meaning set forth in Section 8.2(a)(i).

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.8(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.8(f).

“NYSE” has the meaning set forth in the Recitals to this Agreement.

“Oakline” has the meaning set forth in the Recitals to this Agreement.

“Offered NAV Per Share” has the meaning set forth in Section 2.3.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership, (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (v) the certificate of trust and governing instrument of a statutory trust, (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person, (vii) any shareholder or similar agreement among holders of securities of an issuer and (viii) any amendment to any of the foregoing.

“Other Plan Laws” has the meaning set forth in Section 4.12.

“Outgoing VCIF Officer” has the meaning set forth in Section 7.14.

“Outgoing VCIF Trustee” has the meaning set forth in Section 7.13(b).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Outside Date Extension Request” has the meaning set forth in Section 9.1(c).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Payment Agent” has the meaning set forth in Section 2.2(b).

“Payment Agent Agreement” has the meaning set forth in Section 2.2(b).

“Payment Fund” has the meaning set forth in Section 2.2(b).

“Payoff Amount” has the meaning set forth in Section 7.16.

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

“Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens arising under the VCIF Debt Documents, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iv) any Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of VCIF as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act) or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means information or data that (i) alone or in combination with other data, can be used to identify an individual persona, device or household or (ii) is defined as “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Laws.

“Plan” means (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, whether or not subject to Section 4975 of the Code, (iii) any plan, fund or other similar program that is established or maintained outside of the United States which provides for retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, (iv) an insurance company using general account assets, if such general account assets are deemed to include assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code under Section 401(c) of ERISA or the regulations promulgated thereunder, and (v) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.

“Pre-Closing Statements” has the meaning set forth in Section 3.1(b).

“Primary Issuance” has the meaning set forth in Section 2.4.

“Primary VCIF Shares” has the meaning set forth in Section 2.4.

“Private Purchase” means an acquisition by Carlyle or one of its Affiliates of certain VCIF Shares held by a Voting and Support Agreement Counterparty as described in a Voting and Support Agreement or any other binding documentation related to such purchase.

“Processing” means the collection, use, storage, sharing, transfer, disposition, protection and processing of data.

“Proxy Statement” has the meaning set forth in Section 4.17.

“Representatives” means, with respect to any Person, the employees, officers, directors, trustees, principals, bankers (including investment bankers), financial advisors, attorneys, accountants, auditors or other advisors, agents or representatives of such Person.

“RIC” has the meaning set forth in Section 4.10(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder.

“SRO” has the meaning set forth in Section 4.4(a).

“Shareholder Payment” has the meaning set forth in Section 2.2(a).

“Subsidiary”, when used with respect to a Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is required to be consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any unsolicited, bona fide, written and binding Competing Proposal of a type contemplated by clause (a) of the definition thereof (regardless of whether such Competing Proposal would also result in the occurrence of a transaction under clause (b) of the definition thereof) that is fully financed or has fully committed financing, that provides for payment by the Person making such Competing Proposal of substantially all-cash consideration to the VCIF Shareholders, and that the VCIF Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and the identity of the Person making such Competing Proposal, (i) is more favorable to the VCIF Shareholders from a financial point of view than the Contemplated Transactions (including any adjustment to the terms and conditions proposed by Carlyle in response to such Competing Proposal), (ii) is reasonably likely to be completed on the terms proposed on a timely basis and (iii) is contractually obligated to be approved by all Voting and Support Agreement Counterparties at any shareholder meeting at which such Competing Proposal is submitted to the VCIF Shareholders for approval pursuant to one or more voting and support (or similar) agreements executed by the Voting and Support Agreement Counterparties and the Person making such Competing Proposal; provided, that, for purposes of this definition of “Superior Proposal”, the references in the term “Competing Proposal” to “10%” shall be deemed to be references to “80%”; provided further, that, no Competing Proposal shall constitute a Superior Proposal unless the Person making such Competing Proposal reimburses VCIF for any Termination Fee paid by VCIF pursuant to Section 9.4(a), at the time such Termination Fee is paid by VCIF.

“Tail Period” means the twelve-month period immediately following any termination of this Agreement pursuant to Section 9.1.

“Tail Period Transaction” means VCIF’s entry into an Alternative Acquisition Agreement with respect to any Competing Proposal with a third party during the Tail Period; provided that, for purposes of this definition, the references to “10%” in the definition of Competing Proposal shall be deemed to be references to “50%”.

“Takeover Provisions” has the meaning set forth in Section 4.16.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, margin, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes of another Person described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means, with respect to a Person, (i) a report, return or other information (including any schedule or attachment thereto or any amendment thereof) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries or (ii) any Form 1099 or other information report required to be supplied to shareholders or other payment recipients with respect to Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

“Tender Offer” has the meaning set forth in Section 2.3.

“Termination Fee” shall mean $3,800,000.00.

“Unsold Existing Investment Asset” has the meaning set forth in Section 3.1(a).

“VCIF” has the meaning set forth in the preamble to this Agreement.

“VCIF Agreement and Declaration of Trust” means the agreement and declaration of trust of VCIF, as of the date hereof.

“VCIF Board” has the meaning set forth in the Recitals to this Agreement.

“VCIF Board Recommendation” has the meaning set forth in the Recitals to this Agreement.

“VCIF Bylaws” means the bylaws of VCIF, as of the date hereof.

“VCIF Certificate of Trust” means the certificate of trust of VCIF, as of the date hereof.

“VCIF Debt Documents” means the credit facility evidenced by that certain Loan Agreement, dated as of July 20, 2018, by and between VCIF and Nexbank SSB, as amended by that certain First Amendment to Loan Agreement, dated as of July 21, 2021, by and between the above-named parties, and that certain Extension Letter, dated as of June 9, 2022, by and between the above-named parties.

“VCIF Disclosure Schedule” means that certain disclosure schedule of VCIF attached hereto.

“VCIF Eligible Share” has the meaning set forth in Section 2.2(a).

“VCIF Investment Mandate Change” has the meaning set forth in the Recitals to this Agreement.

“VCIF Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities or business of VCIF (provided, however, that, with respect to this subsection (a) only, the determination of whether a “VCIF Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which VCIF operates, (iii) actions or omissions taken with the prior express written consent of Carlyle, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which VCIF operates, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, or (vi) the public disclosure of this Agreement or the Contemplated Transactions, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of VCIF as compared to other companies in the industry in which VCIF operates, in which case such disproportionate effect shall be taken into account); or (b) materially impairs the ability of VCIF or Oakline to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

“VCIF Material Contract” has the meaning set forth in Section 4.13(a).

“VCIF Organizational Documents” means, taken together, the VCIF Agreement and Declaration of Trust, the VCIF Bylaws and the VCIF Certificate of Trust.

“VCIF Regulatory Agreement” has the meaning set forth in Section 4.5(b).

“VCIF Regulatory Approvals” has the meaning set forth in Section 4.4(a).

“VCIF Related Parties” has the meaning set forth in Section 10.13(e)(ii).

“VCIF SEC Reports” has the meaning set forth in Section 4.5(c).

“VCIF Shares” means the outstanding shares of beneficial interest issued by VCIF.

“VCIF Shareholder Approval” has the meaning set forth in Section 4.3(a).

“VCIF Shareholder Approval Matters” has the meaning set forth in the Recitals to this Agreement.

“VCIF Shareholder Meeting” has the meaning set forth in the Recitals to this Agreement.

“VCIF Shareholders” has the meaning set forth in the Recitals to this Agreement.

“VCIF Voting Debt” means bonds, debentures, notes or other indebtedness of VCIF having the right to vote on any matters on which shareholders of VCIF may vote.

“Voting and Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Voting and Support Agreement Counterparties” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

TRANSACTIONS

2.1. Investment Advisory Agreement. At the Closing, VCIF and Carlyle shall enter into the Investment Advisory Agreement, in a form substantially as attached hereto as Exhibit A.

2.2. Shareholder Payment.

(a) In consideration of the consummation of the Contemplated Transactions, each VCIF Share issued and outstanding as of immediately prior to the Closing, other than any such shares that are owned or held, directly or indirectly, by Carlyle (each such share, after giving effect to the aforementioned exclusion, a “VCIF Eligible Share”), shall be entitled to receive, subject to and in accordance with Section 2.2(c), an amount in cash equal to (A) the Closing Payment divided by (B) the aggregate number of VCIF Eligible Shares (the “Shareholder Payment”).

(b) Prior to the Closing, Carlyle shall appoint American Stock Transfer & Trust Company, LLC (the “Payment Agent”) to act as payment agent, pursuant to a payment agent agreement to be entered into between Carlyle and the Payment Agent prior to the Closing (the “Payment Agent Agreement”), to make the Shareholder Payment. At or prior to the Closing, Carlyle shall deposit, or shall cause one of its Affiliates to deposit, with the Payment Agent the Closing Payment (such cash deposit, plus any interest or other income earned thereon, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.2.

(c) Promptly following the Closing, Carlyle shall instruct the Payment Agent to promptly deliver to each holder of record of VCIF Eligible Shares the Shareholder Payment for each such VCIF Eligible Share held of record by such holder (subject to deduction for any required withholding Tax). The Payment Agent may condition such payment upon receipt of such information from such holder as is required by applicable Law or the Payment Agent’s internal processes. No interest will be paid or accrued for the benefit of holders of record of VCIF Eligible Shares on their respective Shareholder Payment.

(d) Holders of record of VCIF Eligible Shares, in their capacities as such, shall have no rights under this Agreement other than the right to receive their respective Shareholder Payment pursuant to Section 2.2(c). No other holders of shares, other securities or voting power of VCIF, in their capacities as such, shall have any rights to receive any Shareholder Payment or other payments pursuant to this Section 2.2 or otherwise.

2.3. Tender Offer. At or as promptly as reasonably practicable after the Closing, but in any event within 45 days after the Closing, Carlyle shall commence, or shall cause one of its Affiliates to commence (within the meaning of the applicable rules and regulations of the SEC), a cash tender offer (the “Tender Offer”) to purchase $25,000,000 of VCIF Eligible Shares at a price per share equal to the Offered NAV Per Share. The “Offered NAV Per Share” means the net asset value (“NAV”) per VCIF Share as of the expiration date of the Tender Offer. The initial expiration date of the Tender Offer shall be at the time that is one minute following 11:59 p.m., New York City time, on the date that is 20 Business Days after the date the Tender Offer is first commenced (within the meaning of the applicable rules and regulations of the SEC). Notwithstanding the foregoing, Carlyle or such Affiliate, as applicable, may extend the Tender Offer for the minimum period required by applicable Law or any rule, regulation or interpretation or position of the SEC or the staff thereof or NYSE applicable to the Tender Offer. If the Tender Offer is terminated or withdrawn by Carlyle or such Affiliate, as applicable, Carlyle or such Affiliate shall promptly return, and shall cause any depository acting on behalf of Carlyle or such Affiliate to return, all tendered VCIF Shares to the registered holders thereof.

2.4. Primary Issuance. On the tenth Business Day following the closing of the Tender Offer, Carlyle shall purchase, or shall cause one of its Affiliates to purchase, and VCIF shall issue to Carlyle or such Affiliate, as applicable, at a purchase price per share equal to the Issue Price Per Share, a number of VCIF Shares with an aggregate value equal to $50,000,000 minus the aggregate consideration paid (or to be paid) by Carlyle or one of its Affiliates in connection with (a) the Tender Offer and (b) the Private Purchases (such shares being issued by VCIF, the “Primary VCIF Shares” and such issuance, the “Primary Issuance”). The “Issue Price Per Share” means the greater of (i) the NAV per VCIF Share as of the date of the Primary Issuance and (ii) the Offered NAV Per Share. The Primary Issuance shall take place remotely via the exchange of documents (which shall be on terms and conditions (including with respect to registration rights) customary for transactions of their nature) and signatures, at which time VCIF shall notify its transfer agent that Carlyle or such Affiliate, as applicable, is the owner of the Primary VCIF Shares purchased by Carlyle or such Affiliate against payment of the purchase price therefor as set forth in this Section 2.4.

2.5. Amendment of VCIF Organizational Documents. Prior to the filing with the SEC of the Proxy Statement, the VCIF Board shall adopt resolutions to amend and restate the VCIF Organizational Documents in the form attached hereto as Exhibit C, with such Amended and Restated VCIF Organizational Documents being effective upon the Closing.

2.6. Payments; Withholding Rights.

(a) Except as contemplated by Section 2.2(c), all payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account or accounts as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

(b) Carlyle, VCIF, the Payment Agent and any other Person making payments contemplated by this Agreement shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable such amounts as such Person determines it is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

PRE-CLOSING STATEMENTS; CLOSING; CLOSING DELIVERIES

3.1. Pre-Closing Statements.

(a) No later than ten Business Days prior to the Closing Date, VCIF shall prepare in good faith and deliver to Carlyle a written statement (the “Liquidation Statement”) setting forth in reasonable detail (i) (A) the Existing Investment Assets sold or contemplated to be sold prior to the Closing pursuant to the Liquidation and (B) the consideration received or contemplated to be received by VCIF in connection therewith (documented on a per-Existing Investment Asset basis), along with the resulting total consideration received or contemplated to be received by VCIF in connection therewith, and (ii) (A) any Existing Investment Assets that are not contemplated to be sold prior to the Closing (each, an “Unsold Existing Investment Asset”), (B) for any Unsold Existing Investment Asset with respect to which VCIF has received a proposal from a third party to purchase such Unsold Existing Investment Asset, the greatest amount of consideration proposed to be paid for such Unsold Existing Investment Asset by a third party, and (C) for any Unsold Existing Investment Asset with respect to which VCIF has not received a proposal from a third party to purchase such Unsold Existing Investment Asset, the then-current value of such Unsold Existing Investment Asset, calculated in accordance with the applicable valuation policies of Carlyle.

(b) No later than ten Business Days prior to the Closing Date, VCIF shall prepare in good faith and deliver to Carlyle a projected calculation of the NAV of VCIF, and a projected balance sheet of VCIF, in each case as of immediately prior to the Closing (the “Closing NAV and Balance Sheet Statement” and, together with the Liquidation Statement, the “Pre-Closing

Statements”). The Closing NAV and Balance Sheet Statement shall take into account the Liquidation and the payment of all expenses, taxes and other costs expected to be incurred by VCIF in connection with the Liquidation and the other Contemplated Transactions, but shall not take into account any other Contemplated Transaction.

(c) VCIF shall afford to Carlyle and its Representatives reasonable access to the individuals who have prepared the Pre-Closing Statements and to the applicable information, books, records, work papers and back-up materials (including any reports prepared by valuation agents) used in preparing the same, in order to assist Carlyle and its Representatives in reviewing the calculations undertaken pursuant to this Section 3.1. Each of the Pre-Closing Statements shall be subject to Carlyle’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, and once so approved shall become final and binding for all purposes of this Agreement.

(d) VCIF shall cause each Representative of VCIF to submit to VCIF prior to the Closing a final invoice for all services rendered by such Representative (i) in connection with the Contemplated Transactions (whether rendered before or after the Closing) and (ii) in connection with other matters (to the extent rendered before the Closing). VCIF shall reflect all amounts shown as due on each such final invoice in the Closing NAV and Balance Sheet Statement as set forth in Section 3.1(b).

3.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (other than the Tender Offer and the Primary Issuance) (the “Closing”) shall take place (i) by remote communication and by the exchange of signatures by electronic transmission on the third Business Day after the satisfaction or (subject to applicable Law) waiver of all of the conditions set forth in Sections 8.1, 8.2 and 8.3 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) at such other place, date or time as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.3. Closing Deliveries. At the Closing:

(a) Carlyle shall deliver or cause to be delivered:

(i) to VCIF, the officer’s certificate required by Section 8.3(d);

(ii) to VCIF, a copy of the Payment Agent Agreement, duly executed by Carlyle and the Payment Agent; and

(iii) to the Payment Agent, the Closing Payment.

(b) VCIF shall:

(i) deliver or cause to be delivered to Carlyle (A) a copy of a resignation letter duly executed by each Outgoing VCIF Trustee as set forth in Section 7.13(d) and (B) a copy of a resignation letter duly executed by each Outgoing VCIF Officer;

(ii) deliver or cause to be delivered to Carlyle the officer’s certificate required by Section 8.2(g); and

(iii) file or cause to be filed with the Office of the Secretary of State of the State of Delaware the Amended and Restated VCIF Certificate of Trust.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VCIF

Except as disclosed in (i) the VCIF SEC Reports (as defined in Section 4.5(c) below) filed at least two Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward- looking in nature); provided, that any matter disclosed in the VCIF SEC Reports shall not be deemed disclosed for purposes of the representations and warranties set forth in Section 4.1(a), Section 4.3(a), Section 4.3(b)(i) and Section 4.7 (collectively, the “VCIF Fundamental Reps”); or (ii) the VCIF Disclosure Schedule, VCIF hereby represents and warrants to Carlyle as follows:

4.1. Corporate Organization.

(a) VCIF is a statutory trust duly organized, validly existing and in good standing under the Laws of the State of Delaware. VCIF has the requisite power and authority to own and operate all of its assets and to carry on its business as it is now being conducted.

(b) VCIF is duly licensed or qualified to do business and is in good standing in each of the jurisdictions listed in Section 4.1(b) of the VCIF Disclosure Schedule, which constitute all of the jurisdictions in which the nature of the business conducted by it or the character or location of the assets owned by it makes such licensing or qualification necessary, except such other jurisdictions where the failure to be so licensed or qualified or in good standing would not have a VCIF Material Adverse Effect.

(c) True, complete and correct copies of the VCIF Organizational Documents have been provided and made accessible to Carlyle in the online “data room” for “Vertical Income” established by Datasite, and each such copy is in full force and effect as of the date hereof. As of the date hereof, VCIF is not, and at Closing will not be, in violation of any provision of the VCIF Organizational Documents.

(d) VCIF has made available to Carlyle true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the VCIF Board and each committee thereof held since January 1, 2020 (in each case redacted as necessary to preserve attorney-client privilege, to comply with applicable confidentiality restrictions or to protect commercially sensitive information, including the identity of any potential acquirer or strategic partner and the terms of any such proposal).

(e) VCIF has no Subsidiaries.

(f) VCIF does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(g) VCIF has not established or otherwise designated any Series (as such term is defined in the VCIF Agreement and Declaration of Trust) of VCIF Shares.

4.2. Capitalization.

(a) No VCIF Shares are held by VCIF in treasury. All of the issued and outstanding VCIF Shares are, and all such shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No VCIF Voting Debt is issued or outstanding. Except pursuant to Section 2.4, there are no outstanding (I) shares or other voting securities or equity interests of VCIF; (II) securities of VCIF convertible into or exchangeable or exercisable for shares of VCIF or other voting securities or equity interests of VCIF; (III) share appreciation rights, “phantom” share rights, performance units, interests in or rights to the ownership or earnings of VCIF or other equity equivalent or equity- based awards or rights; (IV) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from VCIF, or obligations of VCIF to issue, any shares of VCIF, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares or other voting securities or equity interests of VCIF or rights or interests described in the preceding clause (III); (V) obligations of VCIF to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities; or (VI) obligations pursuant to which VCIF could be required to register shares of VCIF or other securities under the Securities Act. There are no shareholder agreements, voting trusts or other agreements or understandings to which VCIF is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any shares or other voting securities or equity interests of VCIF. No voting rights with respect to any of the Contemplated Transactions (except for the VCIF Investment Mandate Change) have been granted pursuant to any registration statement filed by VCIF with the SEC, as contemplated pursuant to Article V, Section 1 of the VCIF Agreement and Declaration of Trust.

(b) Except for the amounts outstanding under the VCIF Debt Documents, VCIF does not have any indebtedness for borrowed money.

4.3. Authority; VCIF Board Approval; No Violation.

(a) VCIF has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The VCIF Board, at electronically conducted meetings (in lieu of in-person meetings in reliance on SEC Order Investment Company Act Release No. 33897) duly called and held at which all members thereof were present, duly and unanimously adopted resolutions (i) determining that this Agreement, the Investment Advisory Agreement and the Contemplated Transactions are advisable, fair to and in the best interests of VCIF and the VCIF Shareholders; (ii) duly and validly authorizing and approving the execution, delivery and performance of this Agreement and the Investment Advisory Agreement by VCIF and the consummation by VCIF of the Contemplated Transactions; (iii) directing that the VCIF Shareholder Approval Matters be submitted to the VCIF Shareholders, once the VCIF Board has completed its approval of the Amended and Restated VCIF Organizational Documents pursuant to Section 2.5, for approval at the VCIF Shareholder Meeting; (iv) issuing the VCIF Board Recommendation; and (v) setting a record date in connection with the VCIF Shareholder Meeting. Such resolutions have not been rescinded, modified or withdrawn in any manner. Except for (A) the approval of the Investment Advisory Agreement and the VCIF Investment Mandate Change by the affirmative vote of the holders of the lesser of (1) 67% or more of the shares present (either in person or by proxy) at the VCIF Shareholder Meeting and entitled to vote thereat and (2) a majority of the outstanding VCIF Shares, (B) the approval of the Amended and Restated VCIF Organizational Documents by the affirmative vote of the holders of a majority of the shares present (either in person or by proxy) at the VCIF Shareholder Meeting and entitled to vote thereat, and (C) the approval of the Designated Trustee Appointment Matters by a plurality of the votes cast at the VCIF Shareholder Meeting (such approval, together, the “VCIF Shareholder Approval”), no other proceedings on the part of VCIF (whether in the nature of a VCIF Board approval, a VCIF security holder vote or otherwise) are necessary to approve this Agreement, the VCIF Shareholder Approval Matters or the Contemplated Transactions. Notwithstanding the generality of the foregoing, neither the VCIF Organizational Documents nor any registration statement previously filed by VCIF require VCIF to undertake a VCIF security holder vote to approve the Liquidation. This Agreement has been duly and validly executed and delivered by VCIF and (assuming due and valid authorization, execution and delivery by Carlyle) this Agreement constitutes the valid and binding obligation of VCIF, enforceable against VCIF in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the Investment Advisory Agreement by VCIF, nor the consummation by VCIF of the Contemplated Transactions, nor the performance by VCIF of this Agreement or the Investment Advisory Agreement, will (i) violate any provision of any Organizational Documents of VCIF, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any Law or publicly posted policies with respect to the Processing of Personal Information applicable to VCIF or by which VCIF is bound, or (B) except as would not have a VCIF Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets or rights of VCIF under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (I) the Organizational Documents of VCIF, (II) any bond, debenture, note, mortgage, indenture, deed of trust, guarantee, license, lease, franchise, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit or concession, whether oral or written (each, a “Contract”), to which VCIF is a party or by which VCIF or any of its assets is bound.

4.4. Consents and Approvals.

(a) Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NYSE, or any other applicable self-regulatory organization (“SRO”), (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Primary Issuance, (iv) compliance with the Investment Company Act, and the rules and regulations promulgated thereunder or (v) as set forth on Section 4.4(a) of the VCIF Disclosure Schedule (the foregoing (i) through (v) referred to collectively as the “VCIF Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution, delivery and performance by VCIF of this Agreement or the Investment Advisory Agreement or the consummation by VCIF of the Contemplated Transactions.

(b) Except for (i) receipt of the VCIF Shareholder Approval, (ii) consents under Contracts set forth on Section 4.4(b) of the VCIF Disclosure Schedule and (iii) matters covered in the immediately preceding Section 4.4(a), no consents or approvals of any Person are necessary in connection with the execution, delivery and performance by VCIF of this Agreement or the Investment Advisory Agreement or the consummation by VCIF of the Contemplated Transactions.

4.5. Reports; Regulatory Matters.

(a) VCIF has timely filed or furnished true and complete copies of all reports, registration statements and certifications, together with any amendments or supplements required to be made with respect thereto, that VCIF was required to file or furnish since December 31, 2020 with (i) the SEC, (ii) NYSE and (iii) any other applicable SRO or other Governmental Entity, and all other reports and statements required by applicable Law to be filed by VCIF since December 31, 2020, and has paid all fees and assessments due and payable in connection therewith. Except for routine examinations of VCIF conducted by an SRO or other Governmental Entity in the ordinary course of business, no SRO or other Governmental Entity has, since December 31, 2020, initiated any actual or, to the knowledge of VCIF, threatened Claim regarding the business, disclosures or operations of VCIF. Since December 31, 2020, no SRO or Governmental Entity has resolved any actual or, to the knowledge of VCIF, threatened Claim regarding the business, disclosures or operations of VCIF. There is no unresolved, or, to VCIF’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of VCIF.

(b) VCIF is not subject to any cease-and-desist or other order or enforcement action issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, any SRO or other Governmental Entity that restricts in any material respect the conduct of its business, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “VCIF Regulatory Agreement”), nor has VCIF been advised since December 31, 2020 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such VCIF Regulatory Agreement.

(c) VCIF has timely filed or furnished on the SEC’s EDGAR system true and complete copies of each (i) registration statement, prospectus, report, schedule, proxy statement and other document or report required to be filed with or furnished to the SEC by VCIF pursuant to applicable Law since December 31, 2020 (collectively, the “VCIF SEC Reports”) and (ii) communication mailed by VCIF to VCIF Shareholders since December 31, 2020. No such VCIF SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all VCIF SEC Reports complied as to form in all material respects with applicable Law. No executive officer of VCIF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any VCIF SEC Report and, as of the date of this Agreement, no VCIF SEC Report is subject to any ongoing review by the SEC.

(d) VCIF is eligible to file a shelf registration statement pursuant to General Instruction A.2 of Form N-2.

4.6. Financial Statements.

(a) The financial statements of VCIF included in the VCIF SEC Reports (including the related notes and schedules included therein) (i) have been prepared from, and are in accordance with, the books and records of VCIF, (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of VCIF for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments immaterial in nature and amount), (iii) complied, as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, VCIF has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of VCIF have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only bona fide transactions. All assets reflected on the balance sheet of VCIF set forth on Section 4.6(a) of the VCIF Disclosure Schedule have been valued in accordance with VCIF’s formal valuation policies.

(b) VCIF has no liability or obligation of any nature whatsoever, required by GAAP to be reserved for in a balance sheet prepared in accordance with GAAP, whether absolute, accrued, contingent or otherwise, whether known or unknown, or whether due or to become due, except for those liabilities and obligations (i) that are reflected or reserved against on the balance sheet of VCIF set forth on Section 4.6(a) of the VCIF Disclosure Schedule (including any notes thereto), (ii) for performance under Contracts (but not the breach thereof) or (iii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that are not material to VCIF.

(c) VCIF has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act and Rule 30a-3(c) of the Investment Company Act) to ensure that information relating to VCIF required to be disclosed by VCIF in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to the “principal executive officer” and the “chief financial officer” (each as defined in the Sarbanes-Oxley Act) of VCIF by others within those entities in connection with the reports VCIF files under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act.

(d) VCIF has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act and Rule 30a-3(d) of the Investment Company Act) which is effective in providing reasonable assurance regarding the reliability of VCIF’s financial reporting and the preparation of VCIF’s financial statements for external purposes in accordance with GAAP. VCIF has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and the audit committee of the VCIF Board (i) any significant deficiencies or material weaknesses in the design or operation of VCIF’s internal control over financial reporting which are reasonably likely to adversely affect VCIF’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in VCIF’s internal control over financial reporting.

(e) Since December 31, 2020, the principal executive officer and the principal financial officer of VCIF have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE. The principal executive officer and the principal financial officer of VCIF have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each VCIF SEC Report filed by VCIF.

(f) Since December 31, 2020, (i) neither VCIF nor, to the knowledge of VCIF, any Representative of VCIF, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VCIF or its internal accounting controls, including any material complaint, allegation, assertion or claim that VCIF has engaged in questionable accounting or auditing practices and (ii) no attorney representing VCIF, whether or not employed by VCIF, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by VCIF or any of its officers, trustees or agents to the VCIF Board or any committee thereof or to any trustee or officer of VCIF.

(g) VCIF is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among VCIF and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, VCIF in the VCIF SEC Reports.

4.7. Broker’s Fees. Except for the fees of Ladenburg Thalmann & Co. Inc. pursuant to a Contract previously made available to Carlyle and the fees of the Liquidation Consultants pursuant to Section 7.12 (which fees will be paid by VCIF at or immediately following the Closing), VCIF has not utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

4.8. Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the VCIF Disclosure Schedule, since December 31, 2020 and through the date hereof, (a) the business of VCIF has been conducted only in the ordinary course of business consistent with past practice, (b) VCIF has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1 and (c) there has not been any VCIF Material Adverse Effect.

4.9. Legal Proceedings; Compliance with Law.

(a) Except as set forth in Section 4.9(a) of the VCIF Disclosure Schedule and except as would not, individually or in the aggregate, be material to VCIF, VCIF is not a party to any, and there are no pending or, to VCIF’s knowledge, threatened, Claims of any nature by or against VCIF or to which any of its assets are subject or by or against any officers or trustees of VCIF in their capacities as such.

(b) Except as would not, individually or in the aggregate, be material to VCIF, there is no Law (other than those of general application that apply to similarly situated companies) imposed upon VCIF or the assets of VCIF.

(c) VCIF holds all Permits necessary for the lawful conduct of its business and operations, and has complied with and is not in default in any respect under any such Permits, except for such failures to hold, instances of non-compliance or defaults that would not have a VCIF Material Adverse Effect.

(d) VCIF has complied in all materials respects with all, and is not in default in any material respect under any, applicable Laws, binding industry standards, company policies and public representations with respect to privacy, the Processing of Personal Information and data and system security.

4.10. Taxes and Tax Returns.

(a) VCIF (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes due whether or not shown as due on such Tax Returns and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon VCIF for which VCIF does not have reserves that are adequate under GAAP. VCIF is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement or similar contract or arrangement. No claim has ever been made by a Taxing Authority in a jurisdiction where VCIF does not file Tax Returns that VCIF is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, and, to VCIF’s knowledge, there is no basis for any such claim to be made.

(b) VCIF previously made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a “regulated investment company” (a “RIC”) beginning with its taxable year ended September 30, 2012. VCIF has qualified as a RIC at all times subsequent to such election, and expects to qualify as such for its current taxable year. No challenge to VCIF’s status as a RIC is pending or has been threatened in writing. With respect to each taxable year of VCIF beginning with its taxable year ended September 30, 2012, VCIF has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code, and VCIF will satisfy such distribution requirements for its current taxable year. Since its taxable year ended September 30, 2012, VCIF has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply.

(c) VCIF has complied in all material respects with all Laws relating to the withholding and payment of Taxes and has, within the time and in the manner prescribed by such Laws, withheld and paid over all amounts required to be so withheld and paid over under such Laws.

(d) There are no Liens for Taxes upon the assets of VCIF, except for Liens for Taxes not yet due and payable and Liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.

(e) VCIF has not granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for such waiver or consent been made.

(f) Within the past two years, VCIF has not been a “distributing corporation” or a “controlled corporation” in a distribution of shares which qualified or was intended to qualify under Section 355(a) of the Code.

(g) VCIF does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h) VCIF has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

4.11. No Employees or Independent Contractors; No Benefit Plans. Since its formation, VCIF has not (i) employed or engaged any Person as an employee or independent contractor, (ii) maintained, sponsored, contributed to, or had any obligation to contribute to, for the benefit of any current or former officer, trustee, independent contractor or consultant of VCIF, or any spouse or dependent of such individual, any “employee benefit plan” as defined in Section 3(3) of ERISA or any incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment (each, a “Benefit Plan”), or (iii) had any actual or contingent liability of any nature whatsoever with respect to any Benefit Plan (including as a result of being treated as an ERISA Affiliate of another Person).

4.12. ERISA. No portion of the Existing Investment Assets is or has constituted the assets of (i) a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations thereunder or (ii) a Plan to which any other federal, state, local, non-U.S. or other laws, rules or regulations that are substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA and/or Section 4975 of the Code (collectively, “Other Plan Laws”) applies. Additionally, no Person has agreed to treat any Existing Investment Assets that are not otherwise subject to the fiduciary responsibility provisions of Title I of ERISA, the prohibited transaction provisions of Section 4975 of the Code or any Other Plan Laws, as though they were subject to the fiduciary responsibility provisions of Title I of ERISA, Section 4975 of the Code or any Other Plan Laws.

4.13. VCIF Material Contracts.

(a) Except as set forth in Section 4.13(a) of the VCIF Disclosure Schedule, and excluding Contracts relating to the Existing Investment Assets, VCIF is not party to or bound by any Contract that is:

(i) a Contract that would be required to be filed by VCIF as an exhibit to a registration statement on Form N-2;

(ii) any Contract that limits the ability of VCIF (or, following the consummation of the Contemplated Transactions, would limit the ability of Carlyle or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area, or that restricts the right (or, following the consummation of the Contemplated Transactions, would restrict the right of Carlyle or any of its Affiliates) to acquire or dispose of its interests in any Existing Investment Assets, to sell to or purchase from any Person or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or similar agreement or arrangement;

(iv) any Contract relating to Indebtedness;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger, sale of shares, sale of assets or otherwise) prior to the date hereof, of assets or other equity interests, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) any Contract pursuant to which VCIF has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(vii) any material Contract relating to Intellectual Property, the Processing of Personal Information or IT Assets;

(viii) any Contract that provides for any confidentiality, standstill or similar obligations;

(ix) any Contract that obligates VCIF to make any capital commitment, loan or expenditure;

(x) any Contract entered into between VCIF and any Affiliate;

(xi) any Contract with any Governmental Entity; or

(xii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Contemplated Transactions.

Each Contract of the type described in clauses (i) through (xii), is referred to herein as a “VCIF Material Contract”.

(b) Except as set forth in Section 4.13(b) of the VCIF Disclosure Schedule, (i) each VCIF Material Contract is valid and binding on VCIF and, to the knowledge of VCIF, the other parties thereto, enforceable against it (and, to VCIF’s knowledge, the other parties thereto) in accordance with its terms (subject, in each case, to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) VCIF and, to VCIF’s knowledge, each other party thereto, has duly performed all obligations required to be performed by it to date under each VCIF Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a breach, violation or default on the part of VCIF or, to VCIF’s knowledge, any other party thereto under any such VCIF Material Contract. VCIF has made available to Carlyle true and complete copies of all VCIF Material Contracts.

4.14. Assets; Existing Investment Assets.

(a) Except as set forth on Section 4.14(a) of the VCIF Disclosure Schedule, VCIF has good and marketable title to all the assets reflected in the latest audited balance sheet included in such VCIF SEC Reports as being owned by VCIF or acquired after the date thereof, free and clear of all Liens of any nature whatsoever, except Permitted Liens.

(b) Without limiting the foregoing Section 4.14(a), VCIF has good and valid title to all Existing Investment Assets owned by it, free and clear of any Liens, except (i) to the extent such Existing Investment Assets are pledged in connection with the VCIF Debt Documents or (ii) for restrictions on transferability arising under federal or state securities laws.

(c) Except as set forth on Section 4.14(c) of the VCIF Disclosure Schedule, with respect to any Existing Investment Asset that is a loan or other form of Indebtedness that is secured by collateral or any other type of Lien on the property or assets of a Person, such Person has good and marketable title to all such collateral, property and/or assets, as applicable.

(d) All of the assets of VCIF reflected in the latest audited balance sheet included in the VCIF SEC Reports are vested in VCIF, and no such assets are held in the name of a trustee of VCIF or any other third party.

4.15. Intellectual Property. Section 4.15 of the VCIF Disclosure Schedule sets forth a complete list of all registrations and applications of Intellectual Property owned by VCIF. Except as would not be material to VCIF, (i) all of the items set forth on Section 4.15 of the VCIF Disclosure Schedule are subsisting, unexpired and, to VCIF’s knowledge, valid and enforceable, (ii) VCIF exclusively owns its Intellectual Property, free and clear of all Liens, (iii) the conduct of the business of VCIF does not infringe, misappropriate, dilute or otherwise violate (“Infringe”) any Intellectual Property of any Person, and, to VCIF’s knowledge, no Person is Infringing any of VCIF’s Intellectual Property and (iv) VCIF takes reasonable actions, consistent with current industry standards, to protect its trade secrets and the security, integrity, disaster recovery and continuous operation of the IT Assets used in its business and the Personal Information Processed thereby, there have been no instances of unauthorized use, access, interruption, modification, corruption or violations, breaches or outages of same (other than those that were resolved without material cost or liability or the duty to notify any Person), and such IT Assets are free of material viruses, bugs, malware and other corruptants.

4.16. Takeover Provisions. The VCIF Board has taken all actions so that no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (the “Takeover Provisions”) or any similar anti-takeover provision in the VCIF Organizational Documents is applicable to this Agreement, the Investment Advisory Agreement or the Contemplated Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which VCIF is a party or is otherwise bound.

4.17. VCIF Information. Except with respect to any Carlyle Information (as to which VCIF makes no representation or warranty), (i) the Proxy Statement and any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Agreement, the letter to VCIF Shareholders, notice of meeting, proxy statement and form of proxy to be distributed to VCIF Shareholders in connection with the VCIF Shareholder Meeting (including any amendments or supplements thereto) are collectively referred to as the “Proxy Statement”.

4.18. Insurance. VCIF maintains, or is covered by, policies of insurance in such amounts and against such risks as are customary in the industries in which VCIF operates. VCIF has paid, or caused to be paid, all premiums due under all insurance policies of VCIF and has not received written notice that it is in default in any material respect under such policies. VCIF has not received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, VCIF.

4.19. Related Party Transactions. No VCIF Related Party or any immediate family member thereof is a party to any Contract with or binding upon VCIF or any of its assets or has any interest in any asset owned by VCIF or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the VCIF SEC Reports pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to VCIF as would have been obtainable by VCIF in a similar transaction with an unaffiliated third party. No VCIF Related Party or any immediate family member thereof owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, director or trustee or in another similar capacity of, any supplier or agent of VCIF, or any entity which is party to a Contract with VCIF.

4.20. Investigation. VCIF has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Carlyle and has been provided access to certain of the records of Carlyle for this purpose. In entering into this Agreement, VCIF acknowledges that, except for the representations and warranties of Carlyle contained in Article V, or in any certificate delivered pursuant to this Agreement, none of Carlyle or its Affiliates nor any of their respective officers, members, employees, agents or representatives makes, and VCIF has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to VCIF or its officers, trustees, agents or representatives. Without limiting the generality of the foregoing, VCIF acknowledges that none of Carlyle or its Affiliates nor any of their respective officers, members, employees, agents or representatives or any other Person has made, and VCIF has not relied on, a representation or warranty to VCIF or its officers, trustees, agents or representatives with respect to (a) any projections, estimates or budgets for Carlyle or its Affiliates or (b) any materials, documents or information relating to Carlyle or its Affiliates made available to VCIF or its officers, trustees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article V or in any certificate delivered pursuant to this Agreement.

Notwithstanding anything to the contrary contained in this Section 4.20, nothing in this Section 4.20 shall apply to or limit any claim for Fraud.

4.21. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement, neither VCIF nor any other Person on behalf of VCIF makes any express or implied representation or warranty with respect to VCIF or the Existing Investment Assets, or any other information provided to Carlyle in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither VCIF nor any other Person on behalf of VCIF makes any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other materials made available to Carlyle for purposes of the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article IV or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 4.21, nothing in this Section 4.21 shall apply to or limit any claim for Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CARLYLE

Carlyle hereby represents and warrants to VCIF as follows:

5.1. Corporate Organization.

(a) Carlyle is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Carlyle has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) Carlyle is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a Carlyle Material Adverse Effect.

5.2. Authority; No Violation.

(a) Carlyle has full power and authority to execute, deliver and perform its obligations under this Agreement and the Investment Advisory Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the Investment Advisory Agreement by Carlyle and the consummation by Carlyle of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Carlyle. This Agreement has been, and at the Closing the Investment Advisory Agreement will be, duly and validly executed and delivered by Carlyle and (assuming due and valid authorization, execution and delivery by VCIF) this Agreement constitutes, and at the Closing the Investment Advisory Agreement will constitute, the valid and binding obligation of Carlyle, enforceable against Carlyle in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement or the Investment Advisory Agreement by Carlyle, nor the consummation by Carlyle of the Contemplated Transactions, nor the performance by Carlyle of this Agreement or the Investment Advisory Agreement, will (i) violate any provision of any Organizational Documents of Carlyle, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (A) violate any Law applicable to Carlyle or by which Carlyle is bound, or (B) except as would not have a Carlyle Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Carlyle under any Contract to which Carlyle is a party or by which Carlyle or any of its properties or assets is bound.

5.3. Consents and Approvals.

(a) Except for (i) the filing with the SEC of the Proxy Statement and any other materials required to be filed with the SEC in connection with the Tender Offer, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NYSE or any other SRO and (iii) compliance with the Investment Company Act and the rules and regulations promulgated thereunder (the foregoing (i) through (iii) referred to collectively as the “Carlyle Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution, delivery and performance by Carlyle of this Agreement or the Investment Advisory Agreement or the consummation by Carlyle of the Contemplated Transactions.

(b) Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution, delivery and performance by Carlyle of this Agreement or the Investment Advisory Agreement or the consummation by Carlyle of the Contemplated Transactions.

5.4. Regulatory Matters.

(a) Carlyle is not subject to any cease-and-desist or other order or enforcement action issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor is it a party to any commitment letter or similar undertaking to, nor is it subject to any order or directive by, any SRO or other Governmental Entity that restricts, or any proceeding that seeks to restrict, in any material respect the conduct of its business, or would in any way adversely affect the Contemplated Transactions, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Carlyle Regulatory Agreement”), nor has Carlyle been advised since December 31, 2020 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Carlyle Regulatory Agreement.

(b) Carlyle is duly registered with the SEC as an investment adviser under the Investment Advisers Act and is not prohibited by such act or the Investment Company Act from acting as the investment adviser of VCIF under the Investment Advisory Agreement. There does not exist any proceeding or, to Carlyle’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of Carlyle with the SEC or the ability of Carlyle to perform its obligations under the Investment Advisory Agreement.

(c) No “affiliated person” (as defined under the Investment Company Act) of Carlyle has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

5.5. Broker’s Fees. None of Carlyle or any of its Subsidiaries, nor any of their respective officers or members, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

5.6. Legal Proceedings. Except as would not have a Carlyle Material Adverse Effect, as of the date hereof, (i) neither Carlyle nor any of its Subsidiaries is a party to any, and there are no pending or, to Carlyle’s knowledge, threatened, Claims of any nature by or against Carlyle or any of its Subsidiaries or to which its assets are subject, and (ii) there is no Law (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Carlyle or any of its Subsidiaries or the assets of Carlyle or any of its Subsidiaries.

5.7. Carlyle Information.

(a) None of the information supplied by or on behalf of Carlyle to the VCIF Board in connection with the VCIF Board’s evaluation process pursuant to Section 15(c) of the Investment Company Act, at the time it was provided, contained any material or intentional misstatements or statements made with reckless disregard as to their accuracy.

(b) None of the information supplied or to be supplied by or on behalf of Carlyle specifically for inclusion in the Proxy Statement (“Carlyle Information”) will, at the time it is first published, distributed or disseminated to the VCIF Shareholders, at the time of any amendments or supplements thereto or at the time of the VCIF Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.8. No Financing Condition. At the Closing and at the closing of the Tender Offer and Primary Issuance, Carlyle will have sufficient immediately available funds in cash or cash equivalents, or available under lines of credit, in each case as necessary to pay the full amount of the Shareholder Payments, the Tender Offer, the Primary Issuance and all other amounts required to be paid by Carlyle under this Agreement.

5.9. Investigation. Carlyle has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of VCIF and has been provided access to certain of the records of VCIF for this purpose. In entering into this Agreement, Carlyle acknowledges that, except for the representations and warranties of VCIF contained in Article IV and in any certificate delivered pursuant to this Agreement, neither VCIF nor any of its officers, trustees, agents or representatives makes, and Carlyle has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Carlyle or its officers, members, employees, agents or representatives. Without limiting the generality of the foregoing, Carlyle acknowledges that neither VCIF nor any of its officers, trustees, agents or representatives or any other Person has made, and Carlyle has not relied on, a representation or warranty to Carlyle or its officers, members, employees, agents or representatives with respect to (a) any projections, estimates or budgets for VCIF or (b) any materials, documents or information relating to VCIF made available to Carlyle or its officers, members, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article IV or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 5.9, nothing in this Section 5.9 shall apply to or limit any claim for Fraud.

5.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered pursuant to this Agreement, neither Carlyle nor any other Person on behalf of Carlyle makes any express or implied representation or warranty with respect to Carlyle, any of its Affiliates, or any other information provided to VCIF in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither Carlyle nor any other Person on behalf of Carlyle makes any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other materials made available to VCIF in connection with the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article V or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 5.10, nothing in this Section 5.10 shall apply to or limit any claim for Fraud.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. VCIF Forbearances. Except with the prior written consent of Carlyle, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Closing (such period, the “Interim Period”), VCIF shall, and shall cause Oakline, in its role as investment adviser to VCIF, to, (i) conduct VCIF’s business in the ordinary course consistent with past practice in all material respects, except as expressly contemplated under this Agreement, (ii) use reasonable best efforts to maintain and preserve intact VCIF’s business organization, assets and business relationships (including such relationships with customers and suppliers) and retain the services of its officers and trustees, (iii) continue to meet all requirements necessary to qualify VCIF as a RIC, including satisfying the distribution requirements imposed on a RIC under Section 852 of the Code, and (iv) not take or omit to take any action that would reasonably be expected to have a VCIF Material Adverse Effect. Without limiting the generality of the foregoing, during the Interim Period, except as expressly permitted by this Agreement, as required by applicable Law or as expressly permitted by Section 6.1 of the VCIF Disclosure Schedule, VCIF shall not, and shall cause Oakline, in its role as investment adviser to VCIF, not to, without the prior written consent of Carlyle:

(a) (i) incur, create, assume or otherwise become liable for any Indebtedness, other than as permitted under any VCIF Debt Documents as in effect on the date hereof, or (ii) other than in the ordinary course of business consistent with past practice, make any loan or advance or capital contribution to, or investment in, any Person;

(b) (i) adjust, split, combine, reclassify or otherwise amend the terms of any of its shares, or establish or otherwise designate a new series of shares, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or (iii) approve and/or exempt any past or future acquisitions of VCIF Shares pursuant to the Control Share Acquisition Statute except as otherwise set forth in Section 7.15;

(c) make, declare, set aside or pay any dividend, other than VCIF’s regular monthly dividend in an amount not to exceed the greater of (i) 8% of the average NAV of VCIF for the three months immediately preceding the payment of the dividend and (ii) an amount per VCIF Share sufficient to satisfy the distribution requirements imposed on a RIC under Section 852 of the Code and avoid excise taxes under Section 4982 of the Code;

(d) make any other distribution (whether in cash, shares or property) on, or directly or indirectly redeem, purchase or otherwise acquire, any of its shares or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its shares;

(e) issue, deliver, sell, grant, pledge or otherwise subject to any Lien any of its shares or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any restricted shares or other rights, share appreciation rights, phantom units, performance units, warrants or share options;

(f) (i) employ or engage any Person as an employee or independent contractor or (ii) become a party to, establish, commence participation in, incur any liability with respect to, or commit itself to the adoption of any Benefit Plan or plan, agreement or arrangement which would be a Benefit Plan if in effect on the date hereof;

(g) other than in the ordinary course of business consistent with past practice or pursuant to the explicit requirements of any Contracts in effect as of the date of this Agreement and previously made available to Carlyle, (i) directly or indirectly sell, transfer, subject to a Lien, lease, license, abandon, allow to lapse or otherwise dispose of, in whole or in part, any of its rights or assets that are not Existing Investment Assets (including pursuant to securitizations) to any Person or (ii) cancel, release or assign any amount of Indebtedness to any Person or any claims held by any such Person;

(h) directly or indirectly sell, transfer, subject to a Lien, lease, license, abandon, allow to lapse or otherwise dispose of, in a single transaction or a series of related transactions, 25% or more of the Existing Investment Assets (including pursuant to the Liquidation);

(i) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or division thereof, or (ii) any assets, except, in either case, acquisitions or agreements to acquire real estate loans and/or cash equivalents not in excess of $250,000 individually or $2,000,000 in the aggregate;

(j) (i) amend the VCIF Organizational Documents or (ii) take any action to exempt any person or entity (other than Carlyle or its Affiliates) or any action taken by any person or entity (other than Carlyle or its Affiliates) from any Takeover Provision, except as otherwise set forth in Section 7.15;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for the Liquidation;

(l) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Contemplated Transactions set forth in Article VIII not being satisfied;

(m) incur or commit to incur any capital expenditures;

(n) commence any Claim (other than a Claim as a result of a Claim commenced against VCIF), or compromise, settle or agree to settle any Claim (including any Claim relating to this Agreement or the Contemplated Transactions), other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $25,000 individually or $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, VCIF;

(o) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of VCIF included in the VCIF SEC Reports filed at least two Business Days prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any Indebtedness owed to VCIF or (iii) waive, release, grant or transfer any right of material value;

(p) (i) modify, amend, terminate, cancel, renew, fail to renew or agree to any amendment of, or change in or waiver under, any Contract, or (ii) enter into any Contract;

(q) make any material change to its principles, practices or methods of accounting, except (i) as required by GAAP or (ii) as required by a change in applicable Law;

(r) change its fiscal year;

(s) enter into any new line of business outside its existing business;

(t) (i) except to the extent the VCIF Board determines (after consultation with its outside counsel) that such termination is necessary for the VCIF Board to comply with its fiduciary duties, terminate Oakline as VCIF’s external advisor, (ii) enter into any new, or amend or otherwise modify any existing, agreement with Oakline, (iii) appoint a new external adviser, in replacement of, as a supplement to, or as a sub-adviser or supervising-adviser to, Oakline, or (iv) other than for Carlyle, otherwise appoint a new external adviser;

(u) enter into any lease of real property;

(v) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of VCIF as currently in effect;

(w) make, change, or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material Tax refund or take any other similar action relating to the filing of any material Tax Return or the payment of any material amount of Tax;

(x) make any material adverse change to (i) its public or posted policies with respect to the Processing of Personal Information or (ii) the operation or security of the IT Assets used in its business, except, in each case, as required by applicable Law;

(y) enter into any material transaction other than in the ordinary course of business consistent with past practice; or

(z) authorize, agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory and Other Matters.

(a) In General. During the Interim Period, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Contemplated Transactions as promptly as practicable, including to (i) promptly prepare and file all necessary documentation, (ii) effect all applications, notices, petitions and filings, (iii) obtain as promptly as practicable all Permits of all third parties and Governmental Entities that are necessary or advisable to consummate the Contemplated Transactions, (iv) defend any Claims challenging this Agreement or the consummation of the Contemplated Transactions and (v) comply with the terms and conditions of all such Permits of all such third parties or Governmental Entities. VCIF and Carlyle shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable Laws (including those relating to the confidentiality of information), all information relating to VCIF or Carlyle, as the case may be, and any of Carlyle’s Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, in each case subject to applicable Law.

(b) Proxy Statement.

(i) VCIF shall file or cause to be filed the Proxy Statement with the SEC as soon as reasonably practicable following the date hereof, but in no event later than the fifth Business Day after the date hereof. Subject to Section 7.1(b)(ii), VCIF shall thereafter respond as promptly as practicable to any comments of the SEC or its staff regarding the Proxy Statement.

(ii) VCIF shall (A) advise Carlyle and its counsel promptly after it receives any oral or written request by the SEC or its staff for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information, (B) promptly provide Carlyle and its counsel with copies of any written communication and summaries of any oral communication, in each case from the SEC or its staff or any state securities commission and related to the Proxy Statement, (C) give Carlyle and its counsel a reasonable opportunity to participate in the responses thereto, including by considering their comments and suggested revisions in good faith, and (D) promptly coordinate the submission to the SEC or its staff or any state securities commission of any such responses.

(iii) Carlyle shall have the right to review and approve (such approval not to be unreasonably withheld) the Proxy Statement and any amendment or supplement to the Proxy Statement. In connection with the foregoing, each of Carlyle and VCIF shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries (as applicable), trustees, members, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement.

(iv) If, at any time prior to obtaining the VCIF Shareholder Approval, any information relating to VCIF or Carlyle, or any of their respective Affiliates, officers, trustees or members, should be discovered by VCIF or Carlyle that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and VCIF shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required under applicable Law, disseminate such amendment or supplement to VCIF Shareholders.

(c) NYSE Approvals. During the Interim Period, VCIF and Carlyle shall cooperate and use reasonable best efforts to obtain the approval of NYSE to any supplemental listing application with respect to the current listing of VCIF Shares on NYSE as required under the applicable rules thereof as a result of the transactions contemplated hereby, including any such application required to change the name and ticker symbol of VCIF in connection with the Contemplated Transactions.

(d) Communications. Subject to applicable Law, each of Carlyle and VCIF shall promptly advise the other upon receiving any communication from (i) any Governmental Entity the consent or approval of which is required for consummation of the Contemplated Transactions that causes such Party to believe that there is a reasonable likelihood that any Carlyle Regulatory Approval or VCIF Regulatory Approval, as applicable, will not be obtained or that the receipt of any such approval may be materially delayed, or (ii) any Governmental Entity or other third Person asserting that the consent of such Governmental Entity or third Person, as applicable, is required for consummation of the Contemplated Transactions.

7.2. Access to Information; Confidentiality.

(a) Upon reasonable notice, VCIF shall afford to Carlyle and its Representatives reasonable access, during normal business hours, during the Interim Period, to all of its assets, books, contracts, commitments and records (including all such items in the possession of Oakline), and, during the Interim Period, VCIF shall promptly make available to Carlyle (i) a copy of each report, schedule, registration statement and other document filed or received by it during the Interim Period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, assets and personnel as Carlyle may reasonably request. Notwithstanding the foregoing, VCIF shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of VCIF or contravene any applicable Law. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) VCIF shall file all periodic reports required to be filed by it during the Interim Period. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for VCIF SEC Reports.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 2, 2022 (the “Confidentiality Agreement”).

7.3. VCIF Shareholder Approval.

(a) On the date hereof, VCIF shall commence a broker search pursuant to Rule 14a-13 under the Exchange Act in connection with the VCIF Shareholder Meeting.

(b) No later than two Business Days following VCIF’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform VCIF that it intends to review the Proxy Statement on or before the 10th day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, no later than two Business Days following such 10th day), VCIF shall file or cause to be filed with the SEC, and mail or cause to be mailed to the VCIF Shareholders, the Proxy Statement in definitive form. The notice of the VCIF Shareholder Meeting contained in the definitive Proxy Statement shall provide that the VCIF Shareholder Meeting will be held on the 28th day following the date of such notice, and, subject to Section 7.3(c), VCIF shall convene and hold the VCIF Shareholder Meeting, solely for the purpose of obtaining the VCIF Shareholder Approval, on the date provided for in such notice.

(c) VCIF shall be permitted to adjourn or postpone the VCIF Shareholder Meeting in accordance with applicable Law (i) one time for up to 15 days (but in no event past the fifth Business Day immediately preceding the Outside Date) for any reason, (ii) with Carlyle’s prior written consent or (iii) to the extent necessary to allow reasonable additional time (not to exceed 10 days) for the filing and mailing and subsequent review by VCIF Shareholders of any supplemental or amended disclosure which the VCIF Board has determined in good faith after consultation with its outside counsel and Carlyle is necessary under applicable Law to be so disseminated; provided that, in the case of clause (ii), the VCIF Shareholder Meeting shall not be adjourned or postponed beyond the fifth Business Day immediately preceding the Outside Date. In addition to the foregoing, VCIF shall be required to adjourn or postpone the VCIF Shareholder Meeting up to two times (but in no event past the fifth Business Day immediately preceding the Outside Date) (A) if there are insufficient VCIF Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the VCIF Shareholder Meeting or (B) to allow reasonable additional time to solicit additional proxies to the extent the VCIF Board or any committee thereof or Carlyle reasonably believes necessary in order to obtain the VCIF Shareholder Approval.

(d) VCIF and the VCIF Board shall (i) make the VCIF Board Recommendation, (ii) include the VCIF Board Recommendation in the Proxy Statement and (iii) publicly reaffirm the VCIF Board Recommendation within 2 Business Days after any reasonable request to do so by Carlyle (which such request shall not be made more than twice).

(e) VCIF shall use its reasonable best efforts to solicit from VCIF Shareholders proxies in favor of the VCIF Shareholder Approval and take all other action necessary or advisable to secure the VCIF Shareholder Approval as promptly as practicable after the date hereof.

(f) Notwithstanding anything to the contrary contained in this Agreement, VCIF’s obligations pursuant to this Section 7.3 shall not be diminished or otherwise affected by any Competing Proposal, Superior Proposal, Adverse Recommendation Change or other occurrence, change, event, effect or development relating to VCIF, Carlyle or any of its Affiliates, any of their respective businesses, assets or operations, or otherwise.

7.4. Shelf Registration Statement. If between the date of this Agreement and the Closing (i) VCIF is eligible to file a shelf registration statement pursuant to General Instruction A.2 of Form N-2 and (ii) VCIF has at least $75,000,000 in aggregate market value of VCIF Shares held by non-affiliates, as computed pursuant to General Instruction 1.B.1 of Form S-3, as of a date that is within 60 days of the anticipated filing date of VCIF’s annual report for the fiscal year ended September 30, 2022, then VCIF shall promptly notify Carlyle and prepare and file a universal shelf registration statement on Form N-2 with the SEC to register the sale of common shares, preferred shares, warrants, debt securities and subscription rights under the Securities Act. VCIF shall provide Carlyle and its counsel with the opportunity to review such shelf registration statement prior to filing and consider any comments and suggested revisions from Carlyle and its counsel in good faith. VCIF also shall promptly advise Carlyle and its counsel after VCIF receives any oral or written comments or other communications from the SEC or its staff regarding the shelf registration statement and provide Carlyle and its counsel with copies of any written communications and summaries of any oral communications from the SEC or its staff related to the shelf registration statement. VCIF shall provide Carlyle and its counsel a reasonable opportunity to participate in the responses to any comments or communications from the SEC or its staff with respect to the shelf registration statement, including by considering comments and suggested revisions from Carlyle and its counsel in good faith.

7.5. Indemnification; Trustees’ and Officers’ Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement) now existing in favor of each individual who is now, or has been at any time prior to the date of this Agreement, a trustee or officer of VCIF or who is or was serving at the request of VCIF as a trustee, director or officer of another Person (each, an “Indemnified Party”), in each case as provided in the Organizational Documents of VCIF or in any indemnification agreements set forth on Section 7.5(a) of the VCIF Disclosure Schedule, shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Closing Date, and during such period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except as otherwise required by Law (it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of Carlyle, VCIF or any of their respective Affiliates).

(b) Prior to the Closing, VCIF shall, at its sole cost and expense, cause the Indemnified Parties who are covered by the trustees’ and officers’ liability insurance policy maintained by VCIF as of the date hereof, in the form previously made available to Carlyle, to be covered for a period of six years from the Closing by such policy through the purchase of so-called “tail” insurance with respect to acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement) that were actually or allegedly committed by such Indemnified Parties in their capacities as such.

(c) The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.6. Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, trustees and/or members of each Party shall take all such necessary action as may be reasonably requested by Carlyle.

7.7. Advice of Changes. During the Interim Period, each of Carlyle and VCIF shall promptly advise the other of (i) any Carlyle Material Adverse Effect or VCIF Material Adverse Effect (as applicable) or (ii) any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

7.8. No Solicitation.

(a) Subject to Section 7.8(c), VCIF shall, and shall cause its Representatives (which shall include, for the avoidance of doubt, Oakline) to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Competing Proposal, (ii) immediately terminate any physical or electronic data room access (or other access to diligence) previously granted to any such Person, (iii) promptly request the prompt return or destruction of all confidential information previously furnished with respect to any Competing Proposal and (iv) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement; provided however, that VCIF may grant a waiver of any “standstill” or similar obligation of any Person solely to allow such Person to confidentially submit a Competing Proposal to the VCIF Board, to the extent the VCIF Board determines (after consultation with its outside counsel) that such waiver is necessary for the VCIF Board to comply with its fiduciary duties.

(b) Except as otherwise provided in Section 7.8(c), during the Interim Period, VCIF shall not, and shall cause its Representatives (which shall include, for the avoidance of doubt, Oakline) not to, directly or indirectly, (i) initiate, solicit, endorse, propose, induce, knowingly encourage, facilitate or assist the making of any Competing Proposal, (ii) enter into, continue or otherwise engage in negotiations or discussions with, or furnish any information to, any Person relating to a Competing Proposal, (iii) approve, endorse or recommend, whether publicly or non-publicly, any Competing Proposal, (iv) cause or permit VCIF to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”), except for an Acceptable Confidentiality Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to or is in connection with, any Competing Proposal, or (v) resolve, agree or propose, whether publicly or non-publicly, to do any of the foregoing; provided, however, that, notwithstanding the foregoing, VCIF may inform Persons of the provisions contained in this Section 7.8.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the VCIF Shareholder Approval is obtained, in the event that VCIF (or its Representatives on VCIF’s behalf) receives a written Competing Proposal from any Person that was unsolicited and that did not otherwise result from any breach of any of the provisions set forth in this Section 7.8: (i) VCIF and its Representatives may contact such Person, without the VCIF Board being required to make the determination in clause (ii) of this Section 7.8(c), solely to determine whether such Competing Proposal is bona fide, and (ii) VCIF and the VCIF Board and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, such Person making such Competing Proposal and its Representatives if the VCIF Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that (A) such Competing Proposal is bona fide and was made in good faith by the Person delivering it, (B) such Competing Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (C) the failure to so engage in negotiations or discussions or furnish information or access would constitute a breach of its fiduciary duties to the VCIF Shareholders under Delaware Law; provided, that (x) prior to furnishing any information concerning VCIF, VCIF and such Person execute, to the extent such Person is not already subject to an Acceptable Confidentiality Agreement, a confidentiality agreement containing customary terms, including “standstill provisions” (an “Acceptable Confidentiality Agreement”) and (y) VCIF shall promptly provide or make available to Carlyle (I) any non-public information that it provides to such Person that was not previously made available to Carlyle or its Representatives, concurrently with the delivery of such non-public information to such Person, and (II) a non-redacted copy of each such Acceptable Confidentiality Agreement.

(d) During the Interim Period, VCIF shall, as promptly as reasonably practicable following (and, in any event, within 24 hours of) receipt by VCIF or any of its Representatives of any Competing Proposal, deliver to Carlyle a written notice setting forth: (A) the identity of the Person making such Competing Proposal and (B) a description of the material terms and conditions of and facts surrounding any such Competing Proposal. VCIF shall deliver to Carlyle concurrently with such notice unredacted copies of any documents (including any indication of interest, transaction agreement or the like) in connection with such Competing Proposal. VCIF shall keep Carlyle reasonably informed of the status and details of such Competing Proposal on a prompt basis, and in any event within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation of any such Competing Proposal, and in connection therewith shall deliver to Carlyle copies of any documents in connection with such developments or changes.

(e) Except as provided in this Section 7.8(e), neither VCIF nor the VCIF Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner) the VCIF Board Recommendation, (B) approve, recommend or otherwise declare advisable any Competing Proposal or the approval by the VCIF Shareholders of any Competing Proposal, (C) fail to publicly reaffirm the VCIF Board Recommendation within 2 Business Days after any reasonable request to do so by Carlyle (which such request shall not be made more than twice) or (D) resolve, agree or publicly propose to take any such actions prohibited by clauses (A) through (C) (the matters described in the foregoing clauses (A) through (D), an “Adverse Recommendation Change”), or (ii) cause or permit VCIF to execute or enter into any Alternative Acquisition Agreement, or resolve, agree or propose to take any such actions; provided, however, that notwithstanding anything in this Section 7.8(e) to the contrary, at any time prior to the receipt of the VCIF Shareholder Approval, the VCIF Board may, after complying with Section 7.8(f), if the VCIF Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure to do so would constitute a breach of its fiduciary duties to the VCIF Shareholders under Delaware Law, solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 7.8, (A) make an Adverse Recommendation Change, or (B) cause VCIF to terminate this Agreement in accordance with Section 9.1(g) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made pursuant to Section 7.8(e) and no termination of this Agreement pursuant to Sections 7.8(e) or 9.1(g) may be effected, in each case until 5:00 p.m. on the 10th Business Day following receipt of written notice from VCIF to Carlyle advising Carlyle that VCIF intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 9.1(g) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal, and the identity of the Person making such Superior Proposal, and contemporaneously furnishes a copy of the proposed fully negotiated and final Alternative Acquisition Agreement and any other relevant transaction documents. At the option of Carlyle, the Parties shall, and shall cause their respective Representatives to, negotiate in good faith during such period (i) in the case of a Superior Proposal, to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal, or (ii) in the case of an Adverse Recommendation Change, regarding the basis for such proposed Adverse Recommendation Change. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the VCIF Board shall take into account any revisions to the terms of this Agreement made by Carlyle in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise; provided that, a Competing Proposal shall not constitute a Superior Proposal if the terms of this Agreement are proposed to be revised by Carlyle to match, in all material respects, the economic terms of such Competing Proposal. Any amendment to such Superior Proposal shall require a new Notice of Superior Proposal and VCIF shall be required to comply again with the requirements of this Section 7.8(f); provided, however, that the ten Business Day requirement shall be changed to five Business Days (unless doing so would shorten a then-existing ten Business Day negotiation period). If, after compliance with this Section 7.8(f), the VCIF Board continues to determine in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 9.1(g), as applicable, would constitute a breach of its fiduciary duties to the VCIF Shareholders under Delaware Law, then the VCIF Board may take such action.

(g) Notwithstanding the foregoing, nothing in this Agreement shall restrict VCIF from taking and disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act (it being agreed that a “stop, look and listen” communication by the VCIF Board to VCIF Shareholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by VCIF that describes VCIF’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto, as applicable, shall not be deemed to violate this Section 7.8).

(h) Notwithstanding anything to the contrary contained in this Agreement, (i) any violation of the restrictions or obligations set forth in this Section 7.8 by any Representative of VCIF, whether or not such Person is purporting to act on behalf of VCIF or otherwise, shall constitute a breach of this Section 7.8 by VCIF, and (ii) VCIF shall not enter into any confidentiality agreement with any Person following the date hereof that would restrict VCIF’s ability to comply with any of the terms of this Section 7.8.

7.9. Takeover Provisions. During the Interim Period, VCIF and the VCIF Board shall take no action to cause any Takeover Provision to become applicable to this Agreement, the Investment Advisory Agreement or the Contemplated Transactions. If any Takeover Provision is or becomes applicable to this Agreement, the Investment Advisory Agreement or the Contemplated Transactions, VCIF and the VCIF Board shall take all action necessary to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to elimination or minimize the effect of such Takeover Provision with respect to this Agreement, the Investment Advisory Agreement or the Contemplated Transactions, as applicable.

7.10. Shareholder Litigation. During the Interim Period, VCIF shall (i) provide prompt written notice to Carlyle of all shareholder litigation relating to this Agreement or the Contemplated Transactions, (ii) give Carlyle the opportunity to participate in the defense or settlement of any such shareholder litigation and (iii) not enter into any settlement agreement in respect of any such shareholder litigation without Carlyle’s prior written consent (such consent not to be unreasonably withheld).

7.11. Publicity. Neither VCIF nor Carlyle shall, nor shall they permit any of their respective Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld) of Carlyle, in the case of a proposed announcement or statement by VCIF, or VCIF, in the case of a proposed announcement or statement by Carlyle; provided, however, that any Party may, without the prior written consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NYSE or any other applicable securities exchange.

7.12. Liquidation.

(a) As soon as reasonably practicable following the date hereof, but in no event later than the fifth Business Day after the date hereof, VCIF shall engage an investment advisor (the “Liquidation Broker”) and a diligence firm (the “Liquidation Diligence Firm” and, together with the Liquidation Broker, the “Liquidation Consultants”) for purposes of the Liquidation. The Liquidation Broker and the Liquidation Diligence Firm shall each be jointly selected by VCIF and Carlyle, acting in good faith.

(b) VCIF and Oakline shall use their reasonable best efforts to cause the Liquidation to be completed as promptly as practicable, at sale prices that are the highest reasonably attainable in the circumstances, and otherwise on terms that are as attractive to VCIF as reasonably attainable in the circumstances. In furtherance thereof, VCIF, Oakline and Carlyle shall, and VCIF and Oakline shall use their reasonable best efforts to cause the Liquidation Consultants to, follow the process and milestones for the Liquidation set forth on Exhibit D. VCIF and Oakline shall keep Carlyle reasonably informed, on a timely basis, as to the status and progress of the Liquidation (including any documentation exceptions required in connection therewith) and shall consider all comments and suggestions of Carlyle related thereto in good faith. VCIF and Oakline shall use their reasonable best efforts to clear all documentation exceptions for all Existing Investment Assets.

(c) Following the receipt by VCIF of any cash proceeds related to the Liquidation, VCIF and Oakline shall cause such cash proceeds to be utilized, as promptly as practicable following the receipt thereof, as follows: (i) first, to repay any Indebtedness of VCIF, until all Indebtedness of VCIF is repaid in full, and (ii) second, to be invested in cash or Cash Equivalents.

(d) For the avoidance of doubt, the Liquidation shall include the sale of any Existing Investment Assets that are acquired (or agreed to be acquired) by VCIF after the date hereof.

7.13. Trustees.

(a) No later than 5 Business Days prior to the filing with the SEC of the Proxy Statement, Carlyle shall provide to VCIF the names of its designees for appointment to the VCIF Board (each, a “Designated Trustee”).

(b) The VCIF Board shall take all action necessary so that, effective upon the Closing and subject to the receipt of the VCIF Shareholder Approval, (i) the size of the VCIF Board is changed to five members, (ii) each Designated Trustee is appointed to the VCIF Board and (iii) each existing member of the VCIF Board (each, an “Outgoing VCIF Trustee”) resigns as a member of the VCIF Board (the foregoing (i), (ii) and (iii), the “Designated Trustee Appointment Matters”), including by disclosing the Designated Trustee Appointment Matters in the Proxy Statement filed with the SEC.

(c) If any Designated Trustee is unwilling or unable to serve as a member of the VCIF Board (whether due to death, disability or any other reason, including the failure to receive VCIF Shareholder Approval with respect to the appointment of such Designated Trustee to the VCIF Board), then Carlyle may designate a replacement for any such Person by written notice to VCIF, and any such replacement Person shall be appointed as a trustee effective upon the Closing, except to the extent that the appointment of such Person would violate Section 16(a) of the Investment Company Act.

(d) VCIF shall ensure that each resignation letter delivered in accordance with Section 3.3(b)(i)(A) includes (i) an assignment of any property held in the name of the VCIF Board and/or the Outgoing VCIF Trustee in his capacity as a trustee of VCIF, on the one hand, to VCIF, on the other hand, and (ii) a power of attorney that names VCIF as an attorney-in-fact for the Outgoing VCIF Trustee for the sole purpose of allowing VCIF to execute any future assignments of property held in the name of the VCIF Board and/or the Outgoing VCIF Trustee, on the one hand, to VCIF, on the other hand.

7.14. Officers. Prior to the Closing, the VCIF Board shall take all action necessary so that, effective upon the Closing, each existing officer of VCIF (each, an “Outgoing VCIF Officer”) resigns as an officer of VCIF.

7.15. Application of Control Share Acquisition Statute. Prior to the Closing, the VCIF Board shall take all action necessary to approve and/or exempt any past or future acquisitions of VCIF Shares by Carlyle or any of its Affiliates (including, without limitation, the acquisition of VCIF Shares contemplated pursuant Sections 2.3 and 2.4) so that the Control Share Acquisition Statute and the voting restrictions thereunder do not apply to the voting rights of such VCIF Shares.

7.16. Treatment of VCIF Indebtedness. Prior to the Closing, VCIF shall (i) arrange for the repayment or prepayment of any amounts outstanding under the VCIF Debt Documents as of the Closing, including by preparing and submitting, prior to the Closing and on or before the dates and times specified in the VCIF Debt Documents, customary notices (subject to reasonable review and comment by Carlyle) in respect of any such repayment or prepayment, provided that the consummation of any such repayment or prepayment shall be contingent upon (and only occur after, or concurrently with, but not prior to) the Closing, and (ii) obtain from the applicable lenders or agents under the VCIF Debt Documents customary payoff letters, Lien and guarantee releases or instruments of termination or discharge in respect of Indebtedness under the VCIF Debt Documents, in each case that (A) state that upon receipt of the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the VCIF Debt Documents (the “Payoff Amount”), the VCIF Debt Documents and all related agreements, notes, instruments and other loan documents shall be terminated (but excluding any contingent obligations, including, without limitation, indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the VCIF Debt Documents), and (B) provide that all Liens and all guarantees in connection with the VCIF Debt Documents relating to the assets and properties of VCIF and its Affiliates securing such obligations shall be fully released, terminated and discharged upon the payment of the Payoff Amount.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation To Consummate the Closing. The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction or (subject to applicable Law) waiver, at or prior to the Closing, of each of the following conditions:

(a) VCIF Shareholder Approval. The VCIF Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. Each VCIF Regulatory Approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c) No Injunctions or Restraints; Illegality. No Law issued by any Governmental Entity preventing or making illegal the consummation of the Closing shall be in effect.

8.2. Conditions to Carlyle’s Obligation to Consummate the Closing. The obligation of Carlyle to consummate the Closing is also subject to the satisfaction, or waiver by Carlyle, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Article IV (other than the VCIF Fundamental Reps and the representation and warranty set forth in Section 4.8(c) (the “No MAE Rep”)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had a VCIF Material Adverse Effect (without giving effect to any “material,” “VCIF Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

(ii) The VCIF Fundamental Reps shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates).

(iii) The No MAE Rep shall be true and correct in all respects as of the date of this Agreement.

(b) Successful Liquidation. (i) Core Existing Investment Assets with a gross asset value equal to at least 95% of the total gross asset value of all Core Existing Investment Assets shall have been sold by VCIF in the Liquidation (for purposes of this calculation, each Core Existing Investment Asset shall be deemed to have a gross asset value equal to its gross asset value as of August 31, 2022), and (ii) after giving effect to the Liquidation, and the payment of all expenses and taxes incurred in connection with the Liquidation and the other Contemplated Transactions (including, for the avoidance of doubt, any termination, release or similar fees payable to any servicer of the Existing Investment Assets), VCIF shall have a portfolio of investment assets and cash (A) with an aggregate fair market value (determined in accordance with Carlyle’s valuation policies) of at least the dollar amount set forth on Exhibit E, and (B) of which cash shall constitute at least the dollar amount set forth on Exhibit F.

(c) Performance of Covenants and Agreements. VCIF shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(d) No Litigation Regarding Contemplated Transactions. There shall not be pending any action, suit or proceeding by or before any court or other Governmental Entity related to, or involving, the Contemplated Transactions.

(e) No VCIF Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a VCIF Material Adverse Effect.

(f) Termination of Existing Investment Advisory Agreement. VCIF shall have terminated in full the Investment Advisory Agreement, dated as of September 30, 2019, by and between VCIF and Oakline.

(g) Certificate. Carlyle shall have received a certificate signed on behalf of VCIF by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e) and Section 8.2(f) has been satisfied.

8.3. Conditions to VCIF’s Obligation to Consummate the Closing. The obligation of VCIF to consummate the Closing is also subject to the satisfaction, or waiver by VCIF, at or prior to the Closing, of each the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Article V (other than the representations and warranties set forth in Section 5.1(a), Section 5.2(a), Section 5.2(b)(i) and Section 5.5 (collectively, the “Carlyle Fundamental Reps”)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had a Carlyle Material Adverse Effect (without giving effect to any “material,” “Carlyle Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

(ii) The Carlyle Fundamental Reps shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates).

(b) Performance of Covenants and Agreements of Carlyle. Carlyle shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No Carlyle Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a Carlyle Material Adverse Effect.

(d) Certificate. VCIF shall have received a certificate signed on behalf of Carlyle by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) has been satisfied.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the VCIF Shareholder Approval:

(a) by mutual consent of VCIF and Carlyle, in a written instrument duly executed by VCIF and Carlyle;

(b) by either VCIF or Carlyle, if any Law is enacted or issued by any Governmental Entity that prevents or makes illegal the consummation of the Contemplated Transactions, and such Law (if, in the form of a judgment, order, writ, decree or injunction) shall have become final and nonappealable;

(c) by either VCIF or Carlyle, if the Closing shall not have been consummated on or before July 12, 2023 (the “Outside Date”), unless the failure of the Closing to occur on or before the Outside Date shall be due to the material breach of this Agreement by the Party seeking to terminate the Agreement pursuant to this Section 9.1(c); provided, that (i) VCIF may request, upon not less than 10 Business Days’ notice prior to the expiration of the then-current Outside Date, that the parties extend the Outside Date by an additional 30 days (each such request, an “Outside Date Extension Request”), (ii) Carlyle shall respond to such request within such 10 Business Day period, and shall be permitted to accept or reject such request in its sole discretion, and (iii) VCIF shall be permitted to make no more than three Outside Date Extension Requests;

(d) by either VCIF or Carlyle, if the VCIF Shareholder Approval shall not have been obtained at the VCIF Shareholder Meeting (or at any adjournment or postponement thereof) duly convened therefor at which a vote on the VCIF Shareholder Approval Matters is actually taken;

(e) by either VCIF or Carlyle (provided that the terminating Party is not then in material breach of this Agreement), if there shall have been a material breach of this Agreement by VCIF (in the case of a termination by Carlyle) or Carlyle (in the case of a termination by VCIF) which, either individually or in the aggregate with other material breaches of the breaching Party, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Sections 8.1 or 8.2 (in the case of a termination by Carlyle) or Sections 8.1 or 8.3 (in the case of a termination by VCIF) to be satisfied, and which is not cured within 30 days following written notice to the breaching Party or by its nature or timing cannot be cured within such time period;

(f) by Carlyle, at any time prior to receipt of the VCIF Shareholder Approval, if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with the terms of this Agreement) or (ii) VCIF shall have breached, in any material respect, Section 7.1, Section 7.3 or Section 7.8; or

(g) by VCIF, at any time prior to receipt of the VCIF Shareholder Approval, in order to accept a Superior Proposal in accordance with Section 7.8(e); provided, that VCIF shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied with all provisions of Section 7.8 and (iii) prior to such termination, paid any and all amounts due pursuant to Section 9.4; or

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g), as applicable, of this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Effect of Termination. In the event of a termination of this Agreement by either VCIF or Carlyle, as provided in Section 9.1, this Agreement shall become void and have no further effect, and none of VCIF, Carlyle, any of Carlyle’s Affiliates or any of the officers, trustees or members of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (i) Section 7.2(c), this Section 9.2, Section 9.3, Section 9.4 and Article X shall survive such termination, and (ii) neither VCIF nor Carlyle shall be relieved or released from any liabilities or damages arising out of its Fraud or pre-termination breach of any provision of this Agreement.

9.3. Fees and Expenses. Subject to Section 9.4, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such fees or expenses; provided, that, for the avoidance of doubt, all fees and expenses of any proxy solicitor engaged by VCIF to solicit proxies in favor of the VCIF Shareholder Approval shall be paid by VCIF.

9.4. Termination Fee; Expense9.5. Reimbursements.

(a) If this Agreement is terminated:

(i) by either VCIF or Carlyle pursuant to Section 9.1(d), and (A) there has been publicly disclosed after the date of this Agreement and prior to the time of the VCIF Shareholder Meeting a Competing Proposal which is not withdrawn prior to the time of the VCIF Shareholder Meeting and (B) VCIF enters into any Tail Period Transaction within the Tail Period that is later consummated (regardless of whether such consummation happens prior to or following the expiration of the Tail Period),

(ii) by Carlyle pursuant to Section 9.1(e) or Section 9.1(f), or

(iii) by VCIF pursuant to Section 9.1(g),

then VCIF shall pay to Carlyle the Termination Fee by wire transfer of same day funds to the account or accounts designated by Carlyle (A) in the case of clause (i) above, on the same day as the consummation of any Tail Period Transaction, (B) in the case of clause (ii) above, no later than three Business Days following the date of such termination, and (C) in the case of clause (iii) above, prior to such termination.

(b) If this Agreement is terminated pursuant to Section 9.1(d) under circumstances in which the Termination Fee is not then payable to Carlyle pursuant to Section 9.4(a), then VCIF shall reimburse Carlyle and its Affiliates for all of their documented out-of-pocket fees and expenses (including all documented fees and expenses of counsel, financial advisor, accountants, experts and consultants to Carlyle and its Affiliates) incurred and payable by Carlyle or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Contemplated Transactions (the “Carlyle Expenses”), up to a maximum reimbursement payment equal to $800,000.00. Any payments required to be made under this Section 9.4(b) shall be made by wire transfer of same day funds to the account or accounts designated by Carlyle within three Business Days after VCIF’s having been notified in writing of the amounts thereof by Carlyle.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that in no event shall VCIF be required to pay the Termination Fee on more than one occasion.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, (ii) the Termination Fee and the Carlyle Expenses are not liquidated damages, and are not intended to compensate Carlyle for breach of this Agreement, and (iii) without these agreements, the parties would not enter into this Agreement. In furtherance thereof, if VCIF fails to timely pay any amount due pursuant to this Section 9.4 and, in order to obtain such payment, Carlyle commences a suit that results in a judgment against VCIF for the payment of any amount set forth in this Section 9.4, VCIF shall pay Carlyle its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1. Limited Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing; provided, however, that (i) all representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing with respect to, and solely with respect to, Claims based upon Fraud and (ii) all covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (including those set forth in Section 7.5) shall survive the Closing in accordance with their respective terms.

10.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), sent via email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to VCIF, to:

Vertical Capital Income Fund

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: Michael D. Cohen

e-mail: mcohen@behringermail.com

with a copy to:

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215

Attention: JoAnn Strasser, Esq.

e-mail: joann.strasser@thompsonhine.com

(b)	if to Carlyle, to:

Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: Lauren Basmadjian

e-mail: lauren.basmadjian@carlyle.com

Attention: Brian Marcus

e-mail: brian.marcus@carlyle.com

with a copy to:

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Attention: Jonathan L. Corsico, Esq.

e-mail: jonathan.corsico@stblaw.com

Attention: Rajib Chanda, Esq.

e-mail: rajib.chanda@stblaw.com

Attention: Christopher Healey, Esq.

e-mail: christopher.healey@stblaw.com

10.3. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The VCIF Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules or regulations promulgated thereunder and any official guidance with respect thereto.

References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. All times of day are references to New York, New York time of day unless otherwise specified.

10.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

10.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Investment Advisory Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

10.6. Amendment. This Agreement may be amended by the Parties, by action taken or authorized by Carlyle and the VCIF Board, at any time before or after receipt of the VCIF Shareholder Approval; provided, however, that after receipt of the VCIF Shareholder Approval, there may not be, without further approval of the VCIF Shareholders, any amendment of this Agreement that would require further approval of the VCIF Shareholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.7. Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by Carlyle and the VCIF Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.8. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, any Federal court of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Delaware Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Delaware Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Delaware Court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.

10.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Carlyle and VCIF hereby agree that their respective representations warranties set forth therein and, except as provided in Section 7.5, their respective covenants and agreements set forth herein, are solely for the benefit of the Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, and may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10. Remedies.

(a) Except as otherwise provided in this Agreement (including, without limitation, Section 9.4), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties hereby agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or agreements set forth in this Agreement, each Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other Party under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.10(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.10(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.10(b) or anything set forth in this Section 10.10(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

10.11. Waiver of Jury Trial. Each Party acknowledges and agrees that any Claim which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Claim directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of any Claim, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision of this Agreement, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.13. No Suits Against Non-Parties.

(a) Subject to Section 10.13(d), this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the respective Parties, and then only with respect to the specific obligations set forth herein with respect to such Parties.

(b) In furtherance of Section 10.13(a), but subject to Section 10.13(d), VCIF hereby agrees that (i) no VCIF Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Carlyle Related Party (other than Carlyle), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no Carlyle Related Party (other than Carlyle) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any VCIF Related Party for any obligations or liabilities of any Carlyle Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(c) In furtherance of Section 10.13(a), but subject to Section 10.13(d), Carlyle hereby agrees that (i) no Carlyle Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any VCIF Related Party (other than VCIF), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no VCIF Related Party (other than VCIF) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any Carlyle Related Party for any obligations or liabilities of any VCIF Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(d) Notwithstanding anything in this Section 10.13 to the contrary, nothing in this Section 10.13 shall limit (i) the ability of an Indemnified Party to bring a claim for indemnification in accordance with Section 7.5, or (ii) the rights of parties under the Investment Advisory Agreement or the Voting and Support Agreements to bring claims under any such agreements, in each case solely against any other Persons who are expressly parties thereto.

(e) For purposes of this Agreement:

(i) “Carlyle Related Parties” means Carlyle and its former, current and future equityholders, controlling persons, members, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, members, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; and

(ii) “VCIF Related Parties” means VCIF and its former, current and future equityholders, controlling persons, trustees, officers, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, trustees, officers, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERTICAL CAPITAL INCOME FUND

By:	/s/ Michael Cohen
Name: Michael Cohen
Title: President

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Managing Director

[Signature Page to Transaction Agreement]